Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 66 to the Registration Statement No. 811-04118 on Form N-1A of Fidelity Securities Fund, of our reports dated September 9, 2005, September 9, 2005, and September 13, 2005 appearing in the Annual Reports to Shareholders of Fidelity Blue Chip Growth Fund, Fidelity OTC Portfolio, and Fidelity Real Estate Income Fund, respectively, for the year ended July 31, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
September 26, 2005